Exhibit 99.1

News Release

Contacts:	U.S. Well Services
Josh Shapiro, VP, Finance and Investor Relations
(832) 562-3730
IR@uswellservices.com

Dennard Lascar Investor Relations
Zach Vaughan
(713) 529-6600
USWS@dennardlascar.com

U.S. Well Services Announces Full-Year and Fourth Quarter 2021 Financial and Operational Results

HOUSTON – March 30, 2022 – U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported financial and operational results for the full-year and fourth quarter of 2021.

Full-Year and Fourth Quarter 2021 Highlights

•	Fully contracted existing electric fleets and executed customer contracts for three of four newbuild Nyx Clean Fleets®
•

Reduced Term A Loans and Term B Loans (collectively the “Senior Secured Term Loan”) balance by $125.6 million to $120.7 million at December 31, 2021 from $246.3 million at December 31, 2020 and extended term for 0.0% applicable interest rate through March 31, 2022

•

Further reduced our Senior Secured Term Loan balance during the first quarter of 2022 to less than $103.0 million, securing an interest rate of (i) 1.0% per annum in cash and (ii) 4.125% paid-in-kind for the remainder of 2022

•	Averaged 6.4 fully-utilized fleets for full-year 2021 vs. 5.4 fully-utilized fleets for full-year 2020
•	Total revenue of $250.5 million for full-year 2021, compared to $244.0 million for full-year 2020
•	Net loss attributable to the Company of $70.6 million for the full-year 2021, as compared to $229.3 million for 2020
•

Adjusted EBITDA(1) for full-year 2021 was $40.0 million, or $6.2 million of Adjusted EBITDA per fully-utilized fleet(2)  vs. $31.1 million of Adjusted EBITDA and $5.8 million of Adjusted EBITDA per fully-utilized fleet for the full-year 2020

•	Averaged 4.1 fully-utilized fleets for the fourth quarter of 2021, as compared to 5.0 for the third quarter of 2021
•	Total revenue of $38.9 million for the fourth quarter of 2021, compared to $56.5 million for the third quarter of 2021

•	Net loss attributable to the Company of $22.7 million for the fourth quarter of 2021 vs. $9.6 million for the third quarter of 2021
•

Adjusted EBITDA was $(7.9) million for the fourth quarter of 2021, or $(7.8) million of Annualized Adjusted EBITDA per fully-utilized fleet.  This compares to $(0.5) million of Adjusted EBITDA and $(0.4) million of Annualized Adjusted EBITDA per fully-utilized fleet for the third quarter of 2021

•	Total liquidity, consisting of cash, restricted cash and availability under the Company’s asset-backed revolving credit facility, was $20.2 million as of December 31, 2021

(1)	Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”
(2)

Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“U.S. Well Services faced considerable challenges during the fourth quarter of 2021 despite improvements in the overall market prices for commodities and pressure pumping services,” commented Joel Broussard, the Company’s President and CEO. “As we previously disclosed, the Company’s operations were adversely impacted by both the lack of truck drivers and an inability for our customers to obtain all the sand and water required for use in our operations.  The result of these impacts was downtime in the quarter equivalent to 16.4 days per fully-utilized fleet.”

“In spite of these challenges, we believe the outlook for U.S. Well Services is favorable.  Both demand and pricing for frac fleets have rebounded sharply since mid-2021, and demand for electric frac fleets in particular is the strongest we have seen since we deployed the industry’s first electric fleet in 2014.  We believe our existing fleets and the newbuild Nyx Clean Fleets® that we expect to deliver throughout 2022 will command attractive pricing and improve the Company’s financial and strategic positioning.”

Outlook

Throughout the fourth quarter of 2021, supply chain disruptions affected the availability of truck drivers, proppant and water required for efficient pressure pumping operations, which in turn limited our pumping activity.  Although these challenges have persisted into the first quarter of 2022, U.S. Well Services worked diligently to modify existing contracts with several key customers to mitigate the severity of the financial impact we may face from supply-chain driven non-productive time.

The recent spike in crude oil and natural gas prices created elevated demand for pressure pumping services, resulting in considerable tightening of the market for our services.  Availability of workable equipment, experienced crews, and materials used in pressure pumping operations remains limited, and service companies have demonstrated capital spending discipline on new fleets and are not replacing aging equipment.  As a result, pricing for pressure pumping services has increased significantly compared to prevailing market pricing over the last several quarters.  High-spec, next-generation fracturing fleets such as our all-electric Clean Fleets® continue to command the most attractive pricing.  In addition, we recently redeployed a conventional frac fleet to bridge the time gap between our customers’ current service needs and the deployment of one of our newbuild Nyx Clean Fleets®.  Upon delivery, the newbuild Nyx Clean Fleet® will replace the conventional fleet and continue to work under a long-term contract.

We believe U.S. Well Services is well positioned to benefit from the rapidly improving pressure pumping market dynamics, and will continue to serve as the market leader in electric pressure pumping services as we deliver our four newbuild Nyx Clean Fleets®.  To date we have secured customer contracts for three of the four newbuilds and expect these fleets to begin delivering mid-Q2 2022 with the last newbuild delivery in Q4 2022.

Full-Year 2021 Financial Summary

For the year ended December 31, 2021, total revenue increased 3% to $250.5 million, compared to $244.0 million in 2020.  This increase in revenue was driven primarily by our higher average fleet count and increased sales of materials, including sand and chemicals.

Costs of services, excluding depreciation and amortization, for the year ended December 31, 2021, increased 18% to $221.4 million from $187.8 million in 2020.  The increase in our cost of services is primarily attributable to increased labor costs as well as costs associated with procuring third party power generation services as the Company transitioned away from owning power generation assets.

Selling, general and administrative expense (“SG&A”) for the year ended December 31, 2021, decreased to $32.6 million from $43.6 million in 2020.  Excluding stock-based compensation and non-cash charges for doubtful collections of Accounts Receivable, SG&A totaled $23.0 million for the full-year 2021, compared to $23.5 million in 2020.

Net loss attributable to the Company was $70.6 million for the full-year 2021 as compared to $229.3 million for 2020.  Adjusted EBITDA for the full-year 2021 was $40.0 million, which equates to $6.2 million per fully-utilized fleet.

Fourth Quarter 2021 Financial Summary

Revenue for the fourth quarter of 2021 was $38.9 million as compared to $56.5 million for the third quarter of 2021.  During the fourth quarter of 2021 our active fleet count decreased to 5.0 fleets from 5.7 active fleets in the third quarter.  Utilization of the Company’s active fleets averaged 82% during the fourth quarter of 2021, resulting in a fully-utilized equivalent of 4.1 fleets.  This compares to 89% utilization and a fully-utilized equivalent of 5.0 fleets for the third quarter of 2021.

Costs of services, excluding depreciation and amortization, for the fourth quarter of 2021 decreased to $41.4 million from $58.1 million in the third quarter of 2021, driven primarily by the reduction in our active fleet count and lower repair and maintenance costs resulting from the reduction in pressure pumping activity.

Selling, general and administrative expense (“SG&A”) decreased to $6.8 million in the fourth quarter of 2021 from $11.1 million in the third quarter of 2021. Excluding stock-based compensation of $1.8 million, SG&A was $5.0 million in the fourth quarter of 2021, compared to $6.5 million in the third quarter of 2021. This sequential decrease was primarily attributable to a reduction in personnel costs.

Net loss attributable to the Company increased to $22.7 million in the fourth quarter of 2021 from $9.6 million in the third quarter of 2021.  Adjusted EBITDA for the fourth quarter of 2021 declined to $(7.9) million, or $(7.8) million of Annualized Adjusted EBITDA per fully-utilized fleet, as compared to $(0.5) million of Adjusted EBITDA and $(0.4) million of Annualized Adjusted EBITDA per fully-utilized fleet in the third quarter of 2021.

Operational Highlights

U.S. Well Services exited the year with four active electric frac fleets.  All four fleets were working in the Appalachian Basin.  Currently, the Company is operating six fleets, of which one is in the Permian Basin, one is in the Rockies, and four are in the Appalachian Basin.

Over the next several months, U.S. Well Services expects to begin taking delivery of its newbuild Nyx Clean Fleets®.  The first newbuild fleet is expected to deliver in mid-Q2 2022, with the remaining fleets delivering in late Q2 2022, mid-Q3 2022 and Q4 2022, respectively.

Balance Sheet and Capital Spending

As of December 31, 2021, total liquidity was $20.2 million, consisting of $9.1 million of cash and restricted cash on the Company’s balance sheet and $11.1 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $283.2 million.

During the year we reduced our Senior Secured Term Loan balance by $125.6 million to $120.7 million at December 31, 2021 from $246.3 million at December 31, 2020, which under the terms of our Senior Secured Term Loan Credit Agreement, extended the period of 0.0% interest rate through March 31, 2022.

Since year end, we further reduced our Senior Secured Term Loan balance to less than $103.0 million, securing an interest rate of (i) 1.0% per annum in cash and (ii) 4.125% per annum payable in-kind for the last three quarters of 2022.

During the first quarter of 2022, the Company raised approximately $68.4 million of gross proceeds from the issuance of approximately $46.9 million of common equity and borrowings of $21.5 million of last-out senior secured term loans (the “Term C Loan”) under the Senior Secured Term Loan Credit Agreement, a portion of which will be used to help fund capital expenditures related to the Company’s newbuild Nyx Clean Fleets®.

Maintenance capital expenditures, on an accrual basis were $2.8 million for the fourth quarter of 2021.

Conference Call Information

The Company will host a conference call at 10:00 am Central / 11:00 am Eastern Time on Thursday, March 31, 2022 to discuss financial and operating results for the full-year and fourth quarter of 2021 and recent developments. This call will also be webcast on U.S. Well Services’ website at https://ir.uswellservices.com/news-events/ir-calendar.  To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above.  A telephonic replay of the conference call will be available through April 7 and may be accessed by dialing 201-612-7415 and using the passcode 13727811#.  Also, an archive of the webcast will be available shortly after the call at https://ir.uswellservices.com/news-events/ir-calendar.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of pressure pumping services and a market leader in electric fracture stimulation. The Company’s patented electric pressure pumping technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric pressure pumping technology dramatically decreases emissions, sound pollution and truck traffic while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.  The information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, industry activity levels and pricing for the Company’s services, anticipated delivery dates for the Company’s Nyx Clean Fleets®, availability under the Company’s credit facilities, availability of workable equipment, experienced crews, and materials used in pressure pumping operations, the Company’s financial position and prospects and liquidity, the Company’s ability to identify, evaluate and complete any capital markets or strategic alternative, the Company’s business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities and planned construction, the potential term of existing customer contracts, deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “believe,” “intend,” “estimate,” “project,” “plan,” “may,” “anticipate,” “will,” “should,” “could,” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, including the impact of epidemics, pandemics or other major public health issues, such as the COVID–19 coronavirus, as well as the other risks, uncertainties and assumptions identified in this release or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in its most recent annual report on Form 10-K and in its subsequently filed quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors.

-	Tables to Follow -

U.S. WELL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for active fleets and per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Statement of Operations Data:
Revenue	$38,929	$48,093	$56,477	$250,463	$244,007
Costs and expenses:
Cost of services (excluding depreciation and amortization)	41,366	42,482	58,115	221,364	187,803
Depreciation and amortization	7,522	14,594	6,980	35,444	80,353
Selling, general and administrative expenses	6,832	13,256	11,142	32,578	43,632
Impairment of long-lived assets	-	-	-	-	147,543
Litigation settlement	-	-	-	35,000	-
(Gain) loss on disposal of assets	(11,786)	1,260	(12,001)	(21,896)	7,112
Loss from operations	(5,005)	(23,499)	(7,759)	(52,027)	(222,436)
Interest expense, net	(9,220)	(5,857)	(10,634)	(33,370)	(25,226)
Change in fair value of warrant liabilities	3,083	(630)	2,052	(2,152)	6,342
Patent license sales	-	-	-	22,500	-
(Loss) gain on extinguishment of debt, net	(11,948)	-	6,645	(6,142)	-
Other income	346	27	117	515	108
Loss before income taxes	(22,744)	(29,959)	(9,579)	(70,676)	(241,212)
Income tax benefit	-	-	-	(27)	(824)
Net loss	(22,744)	(29,959)	(9,579)	(70,649)	(240,388)
Net loss attributable to noncontrolling interest	-	(100)	-	(44)	(11,048)
Net loss attributable to U.S. Well Services, Inc.	(22,744)	(29,859)	(9,579)	(70,605)	(229,340)
Dividends accrued on Series A preferred stock	(1,049)	(1,764)	(997)	(5,857)	(7,214)
Dividends accrued on Series B preferred stock	-	(702)	(3,069)	(4,591)	(2,049)
Deemed and imputed dividends on Series A preferred stock	-	(444)	-	(750)	(13,022)
Deemed dividends on Series B preferred stock	-	(410)	(1,509)	(7,178)	(564)
Exchange of Series A preferred stock for convertible senior notes	-	-	-	8,936	-
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(23,793)	$(33,179)	$(15,154)	$(80,045)	$(252,189)

Net loss attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted (1)	$(0.46)	$(1.65)	$(0.50)	$(2.44)	$(13.32)
Weighted average common shares outstanding:
Basic and diluted (1)	51,607	19,658	29,802	32,394	18,512

Other Financial and Operational Data:
Capital Expenditures (2)	$9,579	$5,649	$25,225	$53,460	$36,766
Adjusted EBITDA (3)	$(7,922)	$1,807	$(466)	$39,989	$31,146
Average Active Fleets	5.0	5.7	5.7	7.5	6.4

(1)	Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021.
(2)	Capital expenditures presented above are shown on an accrual basis.
(3)	Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(audited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,384	$3,693
Restricted cash	2,736	1,569
Accounts receivable (net of allowance for doubtful accounts of $0 and $12,000 as of December 31, 2021 and 2020, respectively)	25,743	44,393
Inventory, net	6,351	7,965
Assets held for sale	2,043	-
Prepaids and other current assets	18,748	10,707
Total current assets	62,005	68,327
Property and equipment, net	162,664	235,332
Intangible assets, net	12,500	13,466
Goodwill	4,971	4,971
Other assets	1,417	1,127
TOTAL ASSETS	$243,557	$323,223
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$29,180	$36,362
Accrued expenses and other current liabilities	16,842	14,781
Notes payable	2,320	998
Current portion of long-term debt	5,000	10,000
Current portion of equipment financing	3,412	3,519
Current portion of capital lease obligations	1,092	54
Total current liabilities	57,846	65,714
Warrant liabilities	3,557	1,619
Convertible senior notes	105,769	-
Long-term debt	167,507	274,555
Long-term equipment financing	5,128	9,347
Long-term capital lease obligations	2,112	-
Other long-term liabilities	6,875	3,539
Total liabilities	348,794	354,774
Commitments and contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares and 50,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $27,274 and $60,418 as of December 31, 2021 and 2020, respectively	23,866	50,975
Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share; 22,050 shares authorized; 0 shares and 22,050 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $0 and $24,100 as of December 31, 2021 and 2020, respectively	-	22,686
Stockholders' deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 53,148,952 shares and 20,718,659 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	5	2
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares authorized; 0 shares and 2,302,936 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	-
Additional paid in capital (1)	263,928	217,217
Accumulated deficit	(393,036)	(322,431)
Total Stockholders' deficit	(129,103)	(105,212)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT	$243,557	$323,223

(1)	Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021.

U.S. WELL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(audited)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70,649)	$(240,388)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	35,444	80,353
Change in fair value of warrant liabilities	2,152	(6,342)
Impairment of long-lived assets	-	147,543
(Gain) loss on disposal of assets	(21,896)	7,112
Convertible senior notes converted into sales of patent licenses	(22,500)	-
Loss on extinguishment of debt, net	6,142	-
Share-based compensation expense	11,694	10,056
Other non-cash items	18,557	17,547
Changes in working capital	21,779	(7,265)
Net cash provided by (used in) operating activities	(19,277)	8,616
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(57,724)	(55,943)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	113,880	20,944
Net cash provided by (used in) investing activities	56,156	(34,999)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	32,160	68,957
Repayments of revolving credit facility	(41,700)	(85,497)
Proceeds from issuance of long-term debt	3,004	31,996
Repayments of long-term debt	(125,506)	(3,750)
Payment of fees related to debt extinguishment	(2,025)	-
Proceeds from issuance of convertible senior notes	97,500	-
Proceeds from issuance of notes payable	10,699	1,121
Repayments of notes payable	(9,377)	(7,507)
Repayments of amounts under equipment financing	(4,327)	(3,199)
Principal payments under capital lease obligations	(620)	(10,474)
Proceeds from issuance of preferred stock and warrants, net	-	19,596
Proceeds from issuance of common stock, net	14,667	400
Deferred financing costs	(7,496)	(21,402)
Net cash provided by (used in) financing activities	(33,021)	(9,759)
Net increase (decrease) in cash and cash equivalents and restricted cash	3,858	(36,142)
Cash and cash equivalents and restricted cash, beginning of period	5,262	41,404
Cash and cash equivalents and restricted cash, end of period	$9,120	$5,262

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: impairments; litigation settlement; (gain) loss on disposal of assets; change in fair value of warrant liabilities; (gain) loss on extinguishment of debt; share-based compensation; and other items that the Company believes to be non-recurring in nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.

RECONCILIATION OF NET LOSS (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Net loss	$(22,744)	$(29,959)	$(9,579)	$(70,649)	$(240,388)
Interest expense, net	9,220	5,857	10,634	33,370	25,226
Income tax benefit	-	-	-	(27)	(824)
Depreciation and amortization	7,522	14,594	6,980	35,444	80,353
EBITDA	(6,002)	(9,508)	8,035	(1,862)	(135,633)
Impairment loss (1)	-	-	-	-	147,543
Litigation settlement (2)	-	-	-	35,000	-
(Gain) loss on disposal of assets (3)	(11,786)	1,260	(12,001)	(21,896)	7,112
Change in fair value of warrant liabilities (4)	(3,083)	630	(2,052)	2,152	(6,342)
(Gain) loss on extinguishment of debt, net (5)	11,948	-	(6,645)	6,142	-
Share-based compensation (6)	2,177	5,537	5,856	11,694	10,056
Fleet laydown and reactivation costs (7)	1,094	2,460	2,790	6,185	3,033
Severance, business restructuring, and market-driven costs (8)	36	1,428	646	1,826	5,377
Transaction related costs (9)	-	-	-	149	-
Replacement of damaged equipment (10)	(2,306)	-	2,306	-	-
Non-recurring labor and mobilization costs (11)	-	-	393	393	-
Sales and use tax audit expense (12)	-	-	206	206	-
Adjusted EBITDA	(7,922)	1,807	(466)	39,989	31,146
Patent license sales (13)	-	-	-	(22,500)	-
Adjusted EBITDA, excluding patent license sales	$(7,922)	$1,807	$(466)	$17,489	$31,146

(1)	Represents non-cash impairment charge on long-lived assets.
(2)	Represents cash payment of a litigation settlement.
(3)	Represents net (gains) and losses on the disposal of property and equipment.
(4)	Represents a non-cash change in fair value of warrant liabilities.
(5)	Represents costs related to early debt repayments on the Senior Secured Term Loan, offset by the gain associated with the forgiveness of the PPP Loan in the third quarter of 2021.
(6)	Represents non-cash share-based compensation.
(7)	Represents costs related to the start-up, relocation and / or reactivation of pressure pumping fleets, as well as costs associated with exiting the diesel pressure pumping market.
(8)	Represents restructuring costs, severance related to reductions in force and facility closures, and market driven-costs including COVID-19 testing for employees.
(9)	Represents third-party professional fees and other costs related to strategic and capital markets transactions.
(10)	Represents costs associated with demobilization and inspection of damaged equipment, as well as replacement rental equipment and services, which we intend to include in an insurance claim.
(11)	Represents costs associated with mobilizing equipment and personnel for terminated disaster relief-related power generation project.
(12)	Represents interest and penalties associated with Ohio sales and use tax audit related to 2012 and 2013 tax years.
(13)	Represents income associated with licensing of Clean Fleet® technology.